Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the 1999 Long-Term Incentive Plan of Prime Retail, Inc., 1998 Nonemployee Director Stock Plan, 1998 Long-Term Stock Incentive Plan, Consulting Agreement dated July 3, 1996 between Prime Retail, L.P. and Marvin Traub Associates, Inc., Prime Retail, Inc. 1995 Stock Incentive Plan, Prime Retail, Inc. 1994 Stock Incentive Plan and to the incorporation by reference therein of our report dated January 29, 1999 (except for paragraph 7 of Note 9, as to which the date is March 31, 1999), with respect to the consolidated financial statements and schedule of Prime Retail, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


Baltimore, Maryland
April 26, 1999